Exhibit 5.1

December 20, 2013

Cameron International Corporation

1333 West Loop South, Suite 1700

Houston, TX 77027

Re:   Registration Statement on Form S-3

Gentlemen:

I am the Deputy General Counsel for Cameron International Corporation, a Delaware corporation (the “Company”), and have acted in such capacity in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about December 20, 2013, under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the “Registration Statement”). The Registration Statement relates to an offer to rescind (the “Rescission Offer”) sales of up to 5,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by persons who acquired such shares through the Cameron International Corporation Retirement Savings Plan from November 1, 2012 through October 31, 2013.

I have examined (i) the Restated Certificate of Incorporation of the Company, (ii) the Bylaws of the Company, (iii) resolutions of the Board of Directors of the Company relating to the Rescission Offer and (iv) the Registration Statement, and have made such other examinations as I deemed necessary to render the opinion set forth herein; and from such examinations I am of the opinion that the shares of Common Stock have been validly issued and are fully paid and nonassessable shares of Common Stock of the Company.

I consent to the reference to me under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Brad Eastman
Brad Eastman
Vice President & Deputy General Counsel